Exhibit 5.1



July 18, 2002


Kerzner International Limited
Kerzner International North America, Inc.
Atlantis
Coral Towers - Executive Office
Paradise Islands, The Bahamas


                         Kerzner International Limited
                   Kerzner International North America, Inc.

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                   8-7/8% Senior Subordinated Notes due 2011

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                        Form F-4 Registration Statement


Ladies and Gentleman:

     I am General Counsel for Kerzner International Limited, formerly known as Sun International Hotels Limited, a company organized under the laws of the Commonwealth of The Bahamas (the "Company") and for Kerzner International
North America, Inc., formerly known as Sun International North America, Inc., a Delaware corporation ("KINA" and, together with the Company, the "Issuers"), and as such have acted as counsel in connection with the filing by the Company and KINA with the Securities and Exchange Commission (the "Commission") of a registration statement on Form F-4 (the "Registration Statement") under the Securities Act of 1933 (the "Act") relating to the proposed issuance (the "Exchange Offer"), in exchange for up to $200,000,000 aggregate principal amount of the Issuer's 8-7/8% Senior Subordinated Notes due 2011 (the "Old Notes") of a like principal amount of 8-7/8% Senior Subordinated Notes due 2011 that are registered under the Act (the "New Notes"). The New Notes are to be issued pursuant to the indenture dated August 14, 2001, as amended by the first supplemental indenture dated as of September 19, 2001 and the second supplemental indenture dated as of May 20, 2002 (as amended, the "Indenture"), among the Issuers, the guarantors party thereto and The Bank of New York, as trustee (the "Trustee"). Capitalized

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terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Indenture.

     In that connection, I have examined originals, copies or certified copies (or otherwise identified to my satisfaction) of such documents, corporate records and other instruments as I have deemed necessary or appropriate for purposes of this opinion, including the Indenture.

          In rendering my opinion, I have assumed (i) the due authorization, execution and delivery of all documents by all parties other than KINA and the Non-Bahamian Guarantors (as defined below), (ii) the authenticity of all documents submitted to me as originals and (iii) conformity to originals of the documents submitted to me as copies.

     Based on the foregoing, I am of opinion as follows:

     1. Each of the Indenture and the Registration Statement has been duly authorized, executed and delivered by KINA and the subsidiaries listed on
Schedule I hereto (the "Non-Bahamian Guarantors") and, assuming due authorization, execution and delivery thereof by the Trustee, the Indenture constitutes a legal, valid and binding obligation of KINA and the Non-Bahamian Guarantors in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law).

     2. The New Notes and the Guarantees issued by the Non-Bahamian Guarantors have been duly authorized by KINA and the Non-Bahamian Guarantors, respectively, and, when executed and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the Old Notes pursuant to the Exchange Offer, will constitute legal, valid and binding obligations of KINA and the Non-Bahamian Guarantors, enforceable against KINA and the Non-Bahamian Guarantors in accordance with their terms and entitled to the benefits of the Indenture (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law). In expressing the opinion set forth in this Paragraph 2, I have assumed that the form of the New Notes, including the Guarantees, will conform to that included in the Indenture.

     I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.



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     I am admitted to practice only in the State of New York and express no opinion herein as to matters governed by any laws other than the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America. The opinion is rendered to you solely for your benefit in connection with the transactions referred to above and may not be relied upon by any other person, firm or corporation without my prior written consent.



                                     Very truly yours,

                                     /s/ Charles D. Adamo

                                     Charles D. Adamo
                                     Executive Vice President-Corporate
                                     Development and General Counsel





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                                  Schedule I


                            Non-Bahamian Guarantors



              Subsidiary                            Jurisdiction of Organization
              ----------                            ----------------------------

Kerzner International North America, Inc.                Delaware

Kerzner International Management Limited                 British Virgin Islands

Kerzner Investments Connecticut, Inc.                    Connecticut

Kerzner International Nevada, Inc.                       Nevada

Kerzner International Resorts Inc.                       Florida

PIV, Inc.                                                Florida

ISS, Inc.                                                Florida

Kerzner International Marketing, Inc.                    Florida

Kerzner Investments California, Inc.                     Delaware

Kerzner Investments New York, Inc.                       Delaware

Kerzner International New York, Inc.                     New York

Kerzner International Development Group, Inc.            New Jersey

Kerzner Interactive (IOM) Limited                        Isle of Man

Kerzner Hotels International (Bermuda) Limited           Bermuda

Kerzner International Finance (BVI) Limited              British Virgin Islands

Aberdeen Management Limited                              Channel Islands

Kerzner International Vacances SA                        France

Birbo NV                                                 Netherlands Antilles

Kerzner Hotels International Management NV               Netherlands Antilles

Purposeful BV                                            Netherlands

Kerzner International Marketing (UK) Limited             United Kingdom

Kerzner Interactive Services Limited                     United Kingdom